UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 16, 2012

Dr Pepper Snapple Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33829	98-0517725
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5301 Legacy Drive, Plano, Texas		75024
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	972-673-7300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2012 Michael Weinstein submitted his resignation as a director of Dr Pepper Snapple Group, Inc. ("DPS") to be effective as of December 31, 2012. Mr. Weinstein's resignation was not submitted as the result of any disagreement with DPS on any matter relating to DPS’ operations, policies or practices. Mr. Weinstein is not an independent director and does not presently serve on any committees. He has decided to resign because he will not be able to serve as an independent director for the fifteen-year term of the earn-out payments discussed in Item 8.01 of this Current Report on Form 8-K.

Item 8.01 Other Events.

As previously disclosed DPS owns approximately 40% of the equity interest in Hydrive Energy, LLC ("Hydrive"). Hydrive, which has developed the functional beverage HYDRIVE ("HYDRIVE"), is a subsidiary of INOV8 Beverage Company LLC ("INOV8"), which was co-founded by Michael F. Weinstein, one of DPS’ directors. Mr. Weinstein owns in excess of forty percent of the equity of INOV8. Hydrive has informed DPS that it plans to sell (the "Sale") Hydrive's intellectual property rights to Big Red Holdings, Inc. ("Big Red"). On November 16, 2012, the Board of Directors of DPS authorized management of DPS, as an equity interest holder in Hydrive, to approve the Sale. Under the Sale agreements, Big Red will make earn-out payments to Hydrive based on the earnings of HYDRIVE over the next fifteen years. Further, the Board has waived any conflict of interest under DPS' Code of Business Conduct & Ethics that may arise as a result of this transaction.

DPS anticipates that it will continue to distribute HYDRIVE after the Sale.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dr Pepper Snapple Group, Inc.

November 16, 2012	By:	James L. Baldwin

Name: James L. Baldwin
Title: Executive Vice President & General Counsel